 Bonds.com 10-Q

Exhibit 10.1

BONDS.COM GROUP, INC.

MANAGEMENT INCENTIVE PLAN

1.                  Purpose. Bonds.com Group, Inc., a Delaware corporation (the “Company”), establishes this Management Incentive Plan (the “Plan”) to promote the interests of the Company and its stockholders by attracting, retaining and motivating key employees of the Company in critical positions by awarding bonuses.

2.                  Definitions. The following terms as used in the Plan have the meanings set forth below:

“Adjusted EBITDA” has the meaning set forth on the attached Exhibit A.

“Bonus Pool Award” means a bonus awarded under the Plan.

“Board” means the Board of Directors of the Company.

“Bonus Pool” means the aggregate cash award established under this Plan.

“Change in Control” means the first to occur of the following:

(a) When any person or group of persons, as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company, a Subsidiary, and any of their respective affiliates), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50 percent of the combined voting power of the Company’s then outstanding securities; or

(b) The occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all of the assets of the Company;

provided that, in any event, the transaction must constitute either (x) a change in the ownership of the Company within the meaning of Code Section 409A(a)(2)(A)(v) and Treasury Regulations Section 1.409A-3(i)(5)(v) or (y) a change in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 409A(a)(2)(A)(v) and Treasury Regulations Section 1.409A-3(i)(5)(vii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or such other committee as the Board may designate to have responsibility to administer the Plan.

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“Company” means Bonds.com Group, Inc., a Delaware corporation, and its successors and assigns.

“Effective Date” means October 31, 2013.

“Participant” means any eligible employee granted a Bonus Pool Award by the Committee (or by executives of the Company designated by the Committee to grant such awards).

“Performance Period” means the period of time beginning on November 1, 2013 and ending on the close of business on June 30, 2014.

“Person” means any individual, partnership, corporation, limited liability company, limited liability partnership, unincorporated association, trust or other entity.

“Plan” means this Management Incentive Plan of the Company, as amended from time to time.

“Subsidiary” means, for any Person, any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by such Person, directly or through one or more Subsidiaries. Unless otherwise provided, any reference to a “Subsidiary” herein means a Subsidiary of the Company.

“Termination Event” means, with respect to any Participant, the termination of the Participant’s employment with the Company (and its Subsidiaries) for any reason, voluntarily or involuntarily, including, without limitation, by reason of the Participant’s death or Disability.

“Treasury Regulations” means the regulations (to the extent not superseded, overruled or repealed) promulgated by the Department of Treasury under the Code.

3.                  The Committee.

3.1              General Authority of the Committee. Subject to the terms of the Plan and applicable law and subject to such resolutions, not inconsistent with the Plan, as may be adopted by the Committee or the Board, the Committee shall administer the Plan and shall have full power and authority, in its sole discretion, to: (a) establish, amend, suspend, terminate or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret, and administer the Plan and any instrument or agreement relating to, or any Bonus Pool Award made under, the Plan, (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

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3.2              Reservation of Authority by Board of Directors. Notwithstanding anything to the contrary in the Plan, the Board may reserve to itself any of the power and authority conferred on the Committee under the Plan. All references in the Plan to the Committee shall include the Board whenever it is exercising the power and authority of the Committee.

3.3              Delegation. The Committee may delegate its powers and duties under the Plan to one or more executive officers of the Company or a committee of such executive officers, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its power to (a) amend the Plan as provided herein, or (b) approve the final determination of Adjusted EBITDA (defined below).

3.4              Liability; Indemnification. A member of the Committee and any officer or employee of the Company properly delegated authority to carry out the duties of the Committee pursuant to this Plan (each a “Protected Party”) is not liable for, and the Company and each Participant releases each Protected Party from all liability for, any punitive, incidental, compensatory, consequential, or other damages or obligation to the Company or Participant for any act or omission by the Protected Party with respect to the carrying out of such duties pursuant to the Plan (including the person’s own negligence), or by any agent, employee, professional advisor, or other expert used or engaged by the Protected Party, if the act or omission does not constitute gross negligence or willful misconduct and is done or omitted in good faith, on behalf of the Company, and in a manner reasonably believed by the Protected Party to be both in the best interests of the Company and within the scope of the authority granted to the Protected Party under the Plan or by the Committee pursuant to the Plan. In addition to such other rights of indemnification as they may have as directors of the Company or as officers or employees of the Company, the Company shall indemnify and hold harmless each Protected Party for any cost, loss, damage, expense, or liability (including fines, amounts paid in settlement, and legal fees and expenses) incurred by the person arising out of any act or omission for which the Protected Party is released from liability pursuant to this Section 3.4.

4.                  Establishment of Bonus Pool. The Committee establishes a Bonus Pool in the following amounts:

(a)	On December 15, 2013, the amount of $225,000;

(b)	On February 15, 2014, the amount of $150,000; and

(c)	On July 15, 2014, the amount of Adjusted EBITDA generated during the Performance Period, minus $375,000.

The Company shall pay all Bonus Pool Awards in cash. The Committee shall have sole discretionary authority to approve the final determination of Adjusted EBITDA for the Performance Period.

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5.                  Participants and Bonus Pool Awards.

5.1              Participants. The Committee may determine the percentage share of the Bonus Pool to be paid as a Bonus Pool Award to any eligible employee (but the sum of such individual percentages shall not exceed 100%). Alternatively, the Committee may delegate to the Company’s executive officers (or a committee of the Company’s executive officers) the selection of the eligible employees and the percentage share of the Bonus Pool to be awarded to such employees. The percentage share of the Bonus Pool awarded to any Participant or with respect to different Participants will be determined by the Committee (or the designated executives) in its (or their) sole discretion, and no employee is entitled to an award.

6.                  Change in Control.

6.1              Effect of Change in Control. If a Change in Control occurs during the Performance Period, the Company shall pay all remaining unpaid Bonus Pool Amounts ($375,000 less the amounts paid thus far) to designated Participants in a lump sum cash payment on the effective date of the Change in Control. Further, the Performance Period shall be deemed to end on the effective date of the Change in Control and the determination of Adjusted EBITDA shall be based on the performance through the effective date of the Change in Control. If the Change of Control occurs after February 15, 2014, the amount paid with respect to Adjusted EBITDA will not be less than $100,000.

7.                  Effective Date; Amendment.

7.1              Effective Date. The Plan is effective as of the Effective Date.

7.2              Amendment and Termination of Plan. The Committee may, in its sole discretion, amend, modify, suspend or discontinue the Plan without the consent of the Participants, provided, however, that no such amendment, modification, suspension or discontinuance shall be made that would materially and adversely affect the rights of any Participant under any outstanding grant, without his or her consent.

8.                  Miscellaneous.

8.1              Withholding. The Company may require the Participant to pay to the Company the amount of any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to any Bonus Pool Award.

8.2              No Contract of Employment; No Ownership of Company Equity or Assets. The Plan shall not give a Participant any of the following: (a) any stock or other equity ownership in the Company or any Subsidiary, or any ownership interest in the assets of the Company or any Subsidiary, or (b) any right to remain an employee of the Company or a Subsidiary or any right to limit the Company’s or a Subsidiary’s ability to terminate the Participant’s employment at any time and for any or no reason, with or without cause.

8.3              No Right to Award; No Uniformity. No employee shall have the right to be granted a Bonus Pool Award. Subject to the express terms of the Plan, there is no obligation for uniformity of treatment of employees or Participants under the Plan. The terms and conditions of the Bonus Pool Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to any Participant or with respect to different Participants, even if the Participants are similarly situated.

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8.4              Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and the Participants, including, without limitation, the estate of a Participant and the executor, liquidator, administrator or trustee of such estate, and any receiver or trustee in bankruptcy or representative of a Participant’s creditors.

8.5              Severability. If any provision of the Plan or any Bonus Pool Award is or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Bonus Pool Award, or would disqualify the Plan or any Bonus Pool Award under any law, it shall be deemed amended to conform to applicable laws or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be deleted and the remainder of the Plan shall remain in full force and effect; provided, however, that, unless otherwise determined by the Committee, the provision shall not be construed or deemed amended or deleted with respect to any Participant whose rights and obligations under the Plan are not subject to the law of such jurisdiction or the law deemed applicable by the Committee.

8.6              Governing Law. The Plan and the rights of any Person under the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

8.7              Captions and References. Captions contained in the Plan are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of the Plan or any provision of the Plan. Unless otherwise expressly provided to the contrary, references in this Plan to sections, paragraphs, exhibits and the like constitute references to the sections, paragraphs, exhibits and the like of the Plan.

8.8              Compliance with Section 409A. Although the Company does not guarantee the tax treatment of any particular payment or benefit under the Plan or any Bonus Pool Award, the Company intends for the Plan to provide for payments and benefits that either comply with, or are exempt from, Code Section 409A, and all provisions of the Plan shall be construed in a manner consistent with this intent.

8.9              No Tax Advice. Each Participant, by accepting an Bonus Pool Award, represents and warrants that he or she has reviewed or will review with his or her own tax advisors the federal, state, local and employment tax consequences of participating in the Plan, including, without limitation, under Code Section 409A, and that, with respect to such matters, the Participant relies solely on such advisors.

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Adopted by the Board of Directors of the Company as of November 12, 2013.

ATTESTED:

/s/ John Ryan
John Ryan Chief Financial Officer

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Exhibit A

“Adjusted EBITDA”

“Adjusted EBITDA” means net income before charging interest, taxes, depreciation and amortization, and for purposes of this agreement, adjusted for expenses associated with:

1. The internal staff restructuring of October 2013.

2. Any capital raise.

3 Legacy non-operating items (e.g., FINRA audit settlement).

4. Directors Fees.

5. Non-cash Stock based compensation expense.

6. Realized or unrealized gains or losses on derivative liabilities.

7. Accruals or payment of bonuses.

8. Other items agreed from time to time with the Committee that should be adjusted for.

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